SUBADVISORY AGREEMENT

This Agreement is made as of the 24th day of April, 2015, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Dimensional Fund Advisors LP, a Delaware limited partnership ("Subadviser").

WHEREAS each of the funds listed in Schedule A (each, a “Fund,” and collectively, the “Funds”) is a series of Allianz Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds in accordance with the terms and conditions set forth in this Agreement.

WHEREAS Manager and the Funds each desire to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1.            Subadviser's Duties.
(a)
Portfolio Management. Subject to supervision by Manager and the Funds’ Board of Trustees (the "Board"), Subadviser shall provide a continual investment program for and manage the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as stated in the Funds’ then current registration statement filed with the Securities and Exchange Commission (the “SEC”) and that has been provided to Subadviser, as from time to time amended (the “Registration Statement”), and subject to the following understandings:

(i)
Investment Decisions.  Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of each of the Funds allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash.  Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act.  Unless Manager or the applicable Fund gives written instructions to the contrary, Subadviser shall vote, or abstain from voting, all proxies with respect to companies whose securities are held in that portion of each of the Funds allocated to it by Manager, using its best good faith judgment to vote, or abstain from voting, such proxies in accordance with the Subadviser’s then-current Proxy Voting Policies and Procedures and provided that the relevant proxy materials have been forwarded to the Subadviser in a timely manner by a Fund’s custodian.  Subadviser shall not be responsible to advise or act for the Manager or the Funds in any legal proceedings, including any bankruptcy action or class action settlements, relating to the securities or assets currently or previously held or purchased or sold by the Funds; provided, however, that Subadviser, upon request, shall provide Manager with non-confidential information in Subadviser’s possession with respect to such proceedings.

(ii)
Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated to Subadviser in writing; and (E) any policies and procedures of Subadviser communicated to the Funds and/or Manager.  Subadviser will have a reasonable opportunity to review and comment on, and a reasonable time to implement, any limit or requirement referenced in this sub-section (ii)(A), (B), (D) or (E), before Subadviser will be obligated under this Agreement to adhere to any such limit or requirement.

(iii)           Portfolio Transactions.

(A)
Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or as approved by the Board and provided to Subadviser; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

(B)
Aggregation of Trades.  To the extent permitted by applicable laws and regulations, Subadviser may, but shall be under no obligation to, aggregate the purchase or sale of securities or futures contracts made for a Fund and other client accounts or portfolios managed by the Subadviser or its affiliates. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients consistent with Subadviser’s Form ADV Part 2.  Manager acknowledges that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

(iv)
Records and Reports. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

(v)
Transaction Reports.  On each business day Subadviser shall provide, or arrange transmission, to the Funds' custodian and the Funds’ administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds’ custodian and the Funds’ administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's request.

(b)
Compliance Program and Ongoing Certification(s).  As may be reasonably requested, Subadviser shall timely provide to Manager (i) information and commentary for the Funds' annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of each of the Funds allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon, in a format and containing representations reasonably requested by Manager; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Funds, in a format and containing representations reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to the services that Subadviser provides pursuant to this Agreement as they relate to the Funds' compliance program under Rule 38a-1, in a format and containing representations reasonably requested by Manager; and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

(c)
Maintenance of Records.  Subadviser shall, within a reasonable time upon request, furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of the Funds required under the 1940 Act.  Subadviser shall maintain for the Funds the records necessary for the Funds to comply with the requirements  of Rule 31a-1 under the 1940 Act in connection with the services provided by the Subadviser hereunder, and any additional records as agreed upon by Subadviser and Manager.  Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Subadviser may retain a copy of such records.  Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(a) hereof.

(d)
Fidelity Bond and Code of Ethics.  Subadviser will provide the Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)	Confidentiality. Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information,

but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including the Portfolio Information.  As used herein, "Confidential Information" means confidential and proprietary information of the Funds, Subadviser, or Manager, including portfolio holdings of the Funds or other portfolio managed by Manager or Subadviser, that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Subadviser that Subadviser manages under the terms of this Agreement.  Except as set forth in this Agreement or otherwise required by applicable law, each party will restrict access to the Confidential Information to its, its affiliates’, or the other party’s employees, directors, officers, attorneys, auditors, agents, service providers, consultants, sub-contractors, and advisers who will use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party.  The foregoing shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) required to be disclosed to a regulator in the course of a routine regulatory examination; or (5) required to be disclosed pursuant to a requirement of a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.

(f)
Delegation.  In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated or unaffiliated entities or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that, in the case of any such delegation that involves any such entities or persons serving as an “investment adviser” to the Fund within the meaning of the 1940 Act, such delegation must meet the requirements of Section 15(a) of the 1940 Act and related guidance of the Securities and Exchange Commission and its staff.  Subadviser shall remain liable to Manager for the performance of Subadviser’s obligations hereunder and for the acts and omission of such other entities or persons, and Manager shall not be responsible for any fees that any such entities or persons may charge to Subadviser for such services.

2.
Manager's Duties.  Manager shall oversee and review Subadviser's performance of its duties under this Agreement.  Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser.  Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.

3.
Documents Provided to Subadviser.  Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds’ Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4.
Compensation of Subadviser.  Subadviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees, commissions, levies, taxes, interest expenses or similar costs incurred in connection with the effectuation of securities transactions for the Funds.  For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Funds' assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act.  For the purpose of determining fees payable to Subadviser, the value of the Funds’ average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Funds’ Prospectus or Statement of Additional Information as from time to time in effect.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)
Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Manager and the Funds of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that the SEC or other regulatory authority has commenced, or indicated that it will commence, an administrative proceeding or enforcement action against the Subadviser or any of its affiliates that could have a materially adverse impact on the ability of the Subadviser to provide the subadvisory services contemplated under this Agreement .  Subadviser further agrees to notify Manager and the Funds promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Funds' Registration Statement, or any amendment or supplement to any Fund prospectus or SAI, but that is required to be disclosed therein, and of any material statement contained therein that becomes untrue in any material respect.

(b)
Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics.  Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)
Subadviser has provided Manager with a copy of its Form ADV Part 2, which as of the date of this Agreement is its Form ADV Part 2 as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments thereto to Manager.

(d)
Subadviser will promptly notify Manager of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Subadviser's Co-Chief Executive Officers, or Co-Chief  Investment Officers, or if there is otherwise an actual or expected change in control or management of

Subadviser.  For purposes of this section “control” shall have the same meaning as under the 1940 Act.

(e)
Unless required under applicable law or pursuant to a regulatory request for information, Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager.  Manager agrees that Subadviser may identify Manager or a Fund by name in Subadviser’s current client list.  Such list may be used with third parties.

6.           Representations of Manager.  Manager represents and warrants as follows:

(a)
Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)
Unless required by applicable law or pursuant to a regulatory request for information, Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld; provided that Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to a Fund on a representative client list.

(c)
Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into this Agreement.  Shareholders of the Funds have approved this Agreement or are not required to approve this Agreement under applicable law.

7.           Liability and Indemnification.

(a)	Subadviser agrees to perform in good faith the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, assignees, or shareholders (collectively, “Subadviser Parties”) liable for any loss sustained by the Funds, Manager, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act and the rules thereunder) , or any other person on account of the services which Subadviser may render or fail to render under this Agreement or as a result of any error of judgment or mistake of law by Subadviser with respect to the Funds; provided, however, that (i) nothing herein shall protect Subadviser against liability to the Fund Parties, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; and (ii) in no event shall Subadviser be liable for consequential, incidental, special, exemplary, indirect or punitive damages.  Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act"), the 1940 Act, or the Advisers Act.  Subadviser does not warrant that the portion of the assets of each of the Funds managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

(b)
Subadviser shall indemnify and hold harmless the Funds, Manager, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act and the rules thereunder) (collectively, "Fund and Manager Indemnitees") against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) an adjudication, order, or other determination issued by a court or regulatory agency of competent jurisdiction finding that the Subadviser has violated federal or state statutes or regulations; provided, however, that in no event shall Subadviser be liable for consequential, incidental, special, exemplary, indirect or punitive damages; and further  provided, however, that the Fund and Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Fund Parties’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Management Agreement, or violation of applicable law.  It is further understood and agreed that Subadviser may rely upon information furnished or written instructions provided to it by Manager that Subadviser reasonably believes to be accurate and reliable.  The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Manager may have under any securities laws.

(c)
Nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) an adjudication, order, or other determination issued by a court or regulatory agency of competent jurisdiction finding that Manager has violated federal or state statutes or regulations; provided, however, that in no event shall Subadviser be liable for consequential, incidental, special, exemplary, indirect or punitive damage; and further provided, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Subadviser Parties’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement, or violation of applicable law.  It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that Manager reasonably believes to be accurate and reliable.

(d)
If Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, is entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") in respect of a claim to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing as soon as practicable after receipt of the summons, notice or other first legal process or notice giving information on the nature of such claim; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding which relates to the indemnifiable claim, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.           Duration and Termination.

(a)
Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.  Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

(b)
Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of one or more of the Funds on 60 days' written notice to Subadviser.  This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Funds or Manager. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; or (2) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach.  This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Management Agreement.

(c)
In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9.
Subadviser's Services Are Not Exclusive.  Nothing in this Agreement shall limit or restrict the right of Subadviser or Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.	References to Subadviser.

(a)
Subadviser authorizes Manager during the term of this Agreement, the use of Subadviser's name and registered and unregistered trademarks, service marks and logos on the web site(s) of the Manager, the Funds, or the Funds’ distributor and in other materials solely for the purposes of disclosing and promoting the relationship between the parties as described herein and/or for promoting the Funds.  Subadviser hereby consents to the use of the name “DFA” in the name of the Funds and use of Subadviser’s name in the Funds’ disclosure documents, and to the extent required, necessary or advisable, in shareholder communications; provided however Subadviser may withdraw authorization for the use of its name with respect to a Fund upon 30 days’ written notice to Manager if Subadviser is no longer the sole sub-advisor to the Fund.  Upon termination of this Agreement or withdrawal of any such approval, the Manager and the Funds shall immediately forthwith cease to use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, of any other party except to the extent that continued use is required by applicable laws, rules, and regulations.

(b)
During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof.  Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.  Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its services, and its clients.  Any reference to Subadviser or description of Subadviser or its services in such literature shall be consistent with the information contained in the Registration Statement.

11.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Subadviser:

Dimensional Fund Advisors LP General Counsel
6300 Bee Cave Road Building One
Austin, Texas 78746
E-mail: Catherine.N ewell@Dimensional.com

with a copy to: Inst_subadvisory@Dimensional.com

Manager:

Brian Muench, President
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Tel:  763.765.7952

with a copy to:

Erik T. Nelson, Chief Legal Officer
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Tel:  763.765.7453
Erik.Nelson@allianzlife.com

12.	Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.

13.
Assignment.  Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Funds and Manager.  Manager shall not make such an assignment of this Agreement without the prior written consent of Subadviser.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14.
Governing Law.  This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act.  To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16.
Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.
Interpretation.  Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the

SEC validly issued pursuant to the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

20.
Authorization.  Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALLIANZ INVESTMENT                                                                                       DIMENSIONAL FUND
MANAGEMENT LLC                                                                                            ADVISORS LP
                           By Dimensional Holdings Inc., itsGeneral Partner

By:    /s/ Brian Muench                                                                By:    /s/ Valerie A. Brown

Name:  Brian Muench                                                                                                Name:  Valerie A. Brown

Title:  President                                                                                                           Title:   Vice President

SCHEDULE A

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedules:

Fund	Average Daily Net Assets*	Rate
AZL DFA U.S. Core Equity Fund	First $100 million Over $100 million	0.20% 0.15%
AZL DFA U.S. Small Cap Fund	First $100 million Over $100 million	0.40% 0.35%
AZL DFA International Core Equity Fund	First $100 million Over $100 million	0.40% 0.30%
AZL DFA Emerging Markets Core Equity Fund	First $100 million Over $100 million	0.55% 0.50%
AZL DFA Five-Year Global Fixed Income Fund	First $100 million Over $100 million	0.25% 0.15%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets for the AZL DFA U.S. Core Equity Fund are $300 million, a rate of 20 bps would apply to $100 million, and a rate of 15 bps would apply to the remaining $200 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the Funds.

Date:  April 24, 2015